Independent Auditors' Consent

The Contract Owners
Kansas City Life Variable Life Separate Account
and
The Board of Directors and Stockholders
Kansas City Life Insurance Company:

We consent to the reference to our firm under the heading “Experts” and to the use of our report dated January 31, 2003, with respect to the consolidated financial statements of Kansas City Life Insurance Company and to the use of our report dated April 3, 2003, with respect to the financial statements of Kansas City Life Variable Life Separate Account included in the Post-Effective Amendment No. 3 to the Registration Statement under the Securities Exchange Act of 1933 (File No. 333-69508) on Form N-6 and Amendment No. 9 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-09080) and the related Statement of Additional Information accompanying the Prospectus of Century II Heritage Survivorship Variable Universal Life.

/s/ KPMG LLP

April 25, 2003
Kansas City, Missouri